Exhibit 10.2

PERFORMANCE SHARE UNIT AGREEMENT

UNDER THE

AON PLC 2011 INCENTIVE PLAN

This Performance Share Unit Agreement (this “Agreement”) is entered into between Aon plc, a public limited company incorporated under Irish law (the “Company” or “Aon”), and Gregory C. Case (the “Participant”).

WHEREAS, the Company maintains the Aon plc 2011 Incentive Plan, as amended from time to time (the “Plan”), which provides for the grant of equity-based and cash incentive awards.

WHEREAS, the Company desires to grant the Participant performance share units (“PSUs”), each PSU representing the right to receive a Class A Ordinary Share of the Company (“Share”), $0.01 par value per Share, to encourage the Participant to remain in the service of the Company or its Subsidiaries, to provide the Participant with an incentive to contribute to the financial progress of the Company, and to encourage ownership of Shares by the Participant. Capitalized terms used but not otherwise defined in this Agreement will have the meaning ascribed to such terms in the Plan.

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth, the parties hereto agree as follows:

1.

Grant of Performance Share Units. The Company grants under the Plan an award of 147,341 PSUs (the “Award”) to the Participant on December 31, 2025 (the “Grant Date”). The Participant understands and agrees that the Participant has no obligation to accept the Award (as a condition of employment or otherwise) and that the Participant’s decision to do so by signing or accepting this Agreement, and thereby accepting all of the terms and conditions of this Agreement, is the Participant’s knowing and voluntary choice after having had a full and fair opportunity to consult with legal counsel (at the Participant’s cost).

2.	Vesting of Performance Share Units. The PSUs must both time-vest and performance-vest to be fully vested, as set forth below.

a)

Time-Vesting. Except as otherwise provided in Section 5 of this Agreement, the PSUs will time-vest on the last day of the Performance Period, subject to the Participant’s continued employment through such date. “Performance Period” means the period beginning on January 1, 2026 and ending on December 31, 2030.

b)	Performance-Vesting. The PSUs will performance-vest as set forth in Appendix A hereto.

c)

Tax-Related Vesting. Notwithstanding anything herein to the contrary, the Committee may cause the PSUs to vest prior to the date(s) set forth in the vesting schedule in order to satisfy any Tax-Related Items (as defined below) that arise prior to the date of settlement of the PSUs, subject to the limitations set forth in Section 3.d) of this Agreement.

3.

Tax Withholding Obligations. The Participant acknowledges that, regardless of any action taken by the Company and/or the Participant’s employer (the “Employer”), the ultimate liability for all income tax, social insurance contributions, payroll tax, payments on account, or other tax-related items related to the Participant’s participation in the Plan and legally applicable or deemed applicable to the Participant (“Tax-Related Items”) is and remains the Participant’s responsibility and may exceed the amount, if any, actually withheld by the Company or the Employer. The Participant further acknowledges that the Company and/or the Employer: (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award or the underlying Shares, including, but not limited to, the grant, vesting, or settlement of the PSUs, the issuance of Shares upon settlement of the PSUs, the subsequent sale of Shares acquired pursuant to such vesting/settlement, and the receipt of any dividends; and (2) do not commit to and are under no obligation to structure the terms of the Award or any aspect of the PSUs to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Participant is subject to Tax-Related Items in more than one jurisdiction, the Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

a)

Prior to any relevant taxable or tax withholding event, as applicable, the Participant agrees to make adequate arrangements satisfactory to the Company or the Employer, to satisfy all Tax-Related Items. In this regard, the Participant authorizes the Company and/or the Employer, or their respective agents, at the Company’s discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following:

(i)	withholding from any wages or other cash compensation payable to the Participant; or

(ii)	withholding in Shares to be issued upon vesting/settlement of the PSUs; or

(iii)

withholding from the proceeds of the sale of Shares acquired upon vesting/settlement of the PSUs either through a voluntary sale or through a mandatory sale arranged by the Company (on the Participant’s behalf pursuant to this authorization without further consent); provided, however, that if the Participant is a Section 16 officer under the Exchange Act, the Committee will establish the method of withholding from alternatives (i) – (iii) herein.

b)

The Company and/or the Employer will withhold or account for Tax-Related Items up to maximum applicable statutory rates in the Participant’s applicable jurisdiction(s). If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, the Participant will be deemed to have been issued the full number of Shares subject to the vested PSUs, notwithstanding that a number of Shares are held back solely for the purpose of paying the Tax-Related Items.

c)

Finally, the Participant will pay to the Company and/or the Employer any amount of Tax-Related Items that the Company and/or the Employer may be required to withhold as a result of the Participant’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to deliver the Shares or the proceeds of the sale of Shares if the Participant fails to comply with the Participant’s obligations in connection with the Tax-Related Items.

d)

Notwithstanding anything in this Section 3 to the contrary, to avoid a prohibited distribution under Code Section 409A, if Shares underlying the PSUs will be withheld (or sold on the Participant’s behalf) to satisfy any Tax-Related Items arising prior to the date of settlement of the PSUs for any portion of the PSUs that is considered “nonqualified deferred compensation” subject to Code Section 409A (“Deferred Compensation”), then the number of Shares withheld (or sold on the Participant’s behalf) will not exceed the number of Shares that equals the liability for the Tax-Related Items.

4.

Nominal Value. At the time of settlement, the Award will be subject to the Participant’s appropriate undertaking to pay to the Company a nominal value of $.01 per share (as determined in the sole discretion of the Company, subject to the provisions of the Aon Ireland Constitution and the Irish Companies Act), and such obligation may be satisfied by the Participant in cash in any manner to be established by the Company in its sole discretion, including, but not limited to, withholding from any wages or other cash compensation paid to the Participant by the Company and/or the Employer.

5.	Effect of Termination of Employment; Misconduct; Breach of Restrictive Covenant Obligations; Holding Period Requirement.

a)

Effect of Termination of Employment. If the Participant’s employment terminates before the end of the Performance Period, the following rules will apply to the vesting and settlement of the PSUs. For purposes of the Agreement, “Cause,” “Good Reason,” and “Disability” will each have the meanings from, and will be determined in accordance with the terms of, the Employment Agreement.

Termination Event	Impact on the Performance Share Units
Termination for any reason less than one year after the Grant Date	The PSUs will be forfeited in their entirety.

Termination (i) by the Company without Cause or (ii) by the Participant for Good Reason, in either case at least one year or more following the Grant Date

The Participant will vest at the end of the Performance Period in the full number of PSUs that would have vested following the end of the Performance Period based on actual performance for the entire Performance Period against the performance measures set forth in Appendix A hereto, as follows:

Performance Vesting % x Target PSUs

To the extent earned and vested, the PSUs will be settled in accordance with Section 7 of this Agreement.

Death or Disability, in either case at least one year or more following the Grant Date	The Participant will vest upon such termination in a fraction (determined based on the number of full calendar quarters the Participant is employed during the Performance Period, as compared to the total number of calendar quarters in the Performance Period) of the greater of (i) the target number of PSUs and, (ii) as reasonably determined by the Committee, the number of PSUs that would have been earned based on the proportion of achievement of the performance measures set forth in Appendix A hereto as of the last full calendar quarter preceding or on the Participant’s termination date, as follows:

x	Greater of (i) Target PSUs and (ii) Performance Vesting % at Termination x Target PSUs

To the extent earned and vested, the PSUs will be settled in accordance with Section 7 of this Agreement.

Resignation other than for Good Reason at any time	The PSUs will be forfeited in their entirety.

Termination for Cause at any time	The PSUs will be forfeited in their entirety.

Certain Terminations Following a Change in Control

Following a Change in Control, the PSUs will be subject to the following rules:

(i) If the Participant’s employment is terminated by the Company without Cause or by the Participant for Good Reason following the Change in Control but prior to the end of the Performance Period, the PSUs will immediately vest at the greater of (i) the target number of PSUs and, (ii) as reasonably determined by the Committee, the number of PSUs that would have been

Termination Event	Impact on the Performance Share Units

earned based on the proportion of achievement of the performance measures set forth in Appendix A hereto as of the last full calendar quarter preceding or on the Participant’s termination date, and any such vested PSUs will be settled in Shares upon, or as soon as administratively feasible following, the Participant’s termination of employment.

(ii)  If the Participant’s employment is terminated by the Company for Cause, by the Participant other than for Good Reason, or by reason of the Participant’s death or Disability, the terms of this Agreement will continue to apply to the PSUs as if the Change in Control had not occurred.

(iii)  If the Company is not the ultimate parent entity following the Change in Control, then all PSUs will be converted into rights to acquire shares of the ultimate parent entity in accordance with Section 5.2 of the Plan, and performance measures will be based on performance of the ultimate parent company (subject to adjustment in accordance with Section 5.2 of the Plan), and not the Company.

b)

Successor Failure to Continue or Assume Award. Notwithstanding the foregoing, if the successor to the Company in connection with a Change in Control does not assume and continue the Award substantially in its current form, the PSUs will immediately vest at the greater of (i) the target number of PSUs and, (ii) as reasonably determined by the Committee, the number of PSUs that would have been earned based on the proportion of achievement of the performance measures set forth in Appendix A hereto as of the last full calendar quarter preceding or on the effective date of the Change in Control, and any such vested PSUs will be settled in Shares upon, or as soon as practicable following, the Change in Control.

c)

Misconduct; Breach of Restrictive Covenant Obligations. All unvested PSUs will be forfeited in the event that the Company’s senior-most leader of the People Organization (the “Senior PO Leader”) determines (or, (i) in the case of the Senior PO Leader as Participant, the Chief Executive Officer determines, or (ii) in the case of the Chief Executive Officer as Participant, the Board determines), in such individual’s or the Board’s sole discretion, as applicable, that forfeiture is appropriate based on the finding that (A) the Participant has materially violated Company policies and procedures, including, but not limited to, performing an act of race, sex, national origin, religion, disability, or age-based discrimination, or sexual harassment or any other material violation of the Aon Code of Business Conduct, or (B) the Participant is in breach of the Participant’s Restrictive Covenant Obligations and/or notice provisions that apply to the Participant.

d)	Holding Period Requirement. All PSUs will be subject to the Holding Period Requirement set forth in Appendix A hereto.

6.

Receipt by the Participant of the Prospectus. The Participant acknowledges receipt of the Plan prospectus that contains the entire Plan and is incorporated herein by reference. The Participant represents and warrants that the Participant has read the Plan and agrees that all PSUs awarded under it will be subject to all of the terms and conditions of the Plan.

7.

Issuance of Shares. PSUs will be converted to Shares as of the applicable vesting date. Shares will be issued to the Participant as soon as practicable (within 60 days) after the vesting date, subject to Sections 3 and 4 of this Agreement. Notwithstanding the foregoing, for purposes of complying with Code Section 409A, if the PSUs are considered Deferred Compensation and the Shares are to be settled in connection with a termination of service, then the Company and the Participant will take all steps necessary (including, but not limited to, with regard to any post-termination services by the Participant) to ensure that a termination contemplated under Section 5 of this Agreement constitutes a “separation from service” within the meaning of Code Section 409A. In addition, if the

PSUs are Deferred Compensation and the PSUs are payable in connection with the Participant’s separation from service, and the Participant is a “specified employee” within the meaning of Code Section 409A on the date the Participant experiences a separation from service, then the PSUs will be settled on the first business day of the seventh month following the Participant’s separation from service, or, if earlier, on the date of the Participant’s death, solely to the extent such delayed payment is required in order to avoid a prohibited distribution under Code Section 409A.

8.

Rights as Shareholder. The Participant will not have voting, dividend, or any other rights as a shareholder of the Company with respect to the PSUs. Upon issuance of the Shares pursuant to and in accordance with Section 7 of this Agreement, the Participant will obtain full voting, dividend, and other rights as a shareholder of the Company.

9.	Restrictive Covenant Obligations; Incentive Repayment Policies; No Claim or Entitlement.

a)

Restrictive Covenant Obligations. The Participant agrees and acknowledges that the Participant is and will remain bound by any and all obligations that the Participant may have, whether applicable during the Participant’s employment or thereafter, with respect to non-competition, non-solicitation of clients or employees, no-hire, confidentiality (including, but not limited to, of trade secret information), intellectual property, non-disparagement, or any similar obligation, as set forth in this Agreement, the Employment Agreement, dated as of December 31, 2025, between Aon Corporation, the Company, and the Participant (the “Employment Agreement”), the Participant’s equity compensation agreements, and any other agreements between the Participant and the Employer, the Company, or any of their respective Subsidiaries or Affiliates containing such terms, in each case as may be amended from time to time (the “Participant’s Restrictive Covenant Obligations”). The Participant agrees and acknowledges that (i) the Participant’s Restrictive Covenant Obligations remain in full force and effect and are valid and enforceable, (ii) the Participant has had an opportunity to obtain a copy of any agreements containing the Participant’s Restrictive Covenant Obligations, which are incorporated in full herein by reference, upon request before accepting the Award, (iii) the Award constitutes additional and independent consideration for the Participant’s Restrictive Covenant Obligations, and (iv) the Participant had fourteen (14) days to review this Agreement prior to signing it and was advised to consult with an attorney.

b)	Incentive Repayment Policies.

(i)

Incentive Repayment Policy for Section 16 Officers. If the Participant is an officer for purposes of Section 16 of the Exchange Act, the Participant is subject to Aon’s Incentive Repayment Policy (For Section 16 Officers) (the “Officers Repayment Policy”). The Officers Repayment Policy provides that Aon plc will seek recoupment with respect to some or all of the Award if (1) Aon plc is required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement, (2) the amount of the Award is calculated based upon the achievement of financial results that were subsequently the subject of such a restatement, and (3) the amount received under the Award would have been lower if the financial results were properly reported. The Participant can obtain a copy of the Officers Repayment Policy from the Global Compensation team. If there is any conflict between this Agreement and the Officers Repayment Policy, such policy will control. If the Participant is subject to the Officers Repayment Policy, by accepting this Agreement, the Participant hereby agrees and acknowledges that the Participant will be bound by such policy.

(ii)

Malus and Clawback. If the Participant is a Material Risk Taker of Aon Securities Limited or Aon Investments Limited, then the Award is subject to Aon’s Material Risk Takers Variable Pay Adjustment Policy (the “MRT Policy”). The MRT Policy provides that Aon will have the discretion to cancel, or require reimbursement of, all or part of the Award in certain circumstances. The Participant can obtain a copy of the MRT Policy from their HR business partner. If the Participant is subject to the MRT Policy, by accepting this Agreement, the Participant hereby agrees and acknowledges that the Participant will be bound by the MRT Policy including, but not limited to, Aon’s discretion to cancel or require reimbursement of all or part of the Award in the circumstances set out within such policy.

c)

No Claim or Entitlement. No claim or entitlement to compensation or damages, including, but not limited to, pro-rated compensation or damages, to the extent permitted by applicable law, will arise from (i) forfeiture of the PSUs resulting from the Participant’s ceasing to provide services to the Employer or the Company (or any Subsidiary or Affiliate) (regardless of the reason for such termination and whether the termination is later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any) and/or (ii) the application of any clawback or compensation recovery policy as described in Section 9.b) of this Agreement. In consideration of the grant of the PSUs to which the Participant is not otherwise entitled, to the extent permitted by applicable law the Participant irrevocably agrees never to institute any claim against the Company, the Employer, or any Subsidiary or Affiliate, waives the Participant’s ability, if any, to bring any such claim, and releases the Company, the Employer and any Subsidiary or Affiliate from any such claim. If, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by accepting the PSUs, the Participant will be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claims.

10.	Other Provisions.

a)

Plan Terms Take Precedence over Agreement Terms. PSUs are granted pursuant to the Plan, the terms and conditions of which are incorporated into this Agreement by reference. If there are any inconsistencies between the terms of this Agreement and the Plan, the terms of the Plan will govern. For the avoidance of doubt, the parties expressly acknowledge and agree that Sections 9, 10.j) and 10.k) of this Agreement are not inconsistent with any term or provision of the Plan, including, but not limited to, Section 9.16 of the Plan (and nothing herein will be construed to state or suggest that any other provision of this Agreement is inconsistent with the Plan).

b)

Prior Agreement(s) Will Not Control. The Participant’s acceptance of this Agreement will supersede provisions of any prior agreement that could be construed as governing the terms of the Award, including, but not limited to, the Employment Agreement, except as related to restrictive covenant obligations contained in any prior agreement.

c)

Code Section 409A. The PSUs and amounts payable thereunder are intended to be exempt from or compliant with Code Section 409A and the U.S. Treasury Regulations relating thereto so as not to subject the Participant to the payment of additional taxes and interest under Code Section 409A or other adverse tax consequences. In furtherance of this intent, the provisions of this Agreement will be interpreted, operated, and administered in a manner consistent with these intentions. The Committee may modify the terms of this Agreement and/or the Plan, without the consent of the Participant, in the manner that the Committee may determine to be necessary or advisable in order to comply with Code Section 409A or to mitigate any additional tax, interest and/or penalties, or other adverse tax consequences that may apply under Code Section 409A if compliance is not practical. This Section 10.c) does not create an obligation on the part of the Company to modify the terms of this Agreement or the Plan and does not guarantee that the PSUs or the delivery of Shares upon vesting/settlement of the PSUs will not be subject to taxes, interest, penalties, or any other adverse tax consequences under Code Section 409A. Nothing in this Agreement will provide a basis for any person to take any action against the Company or any of its Subsidiaries or Affiliates based on matters covered by Code Section 409A, including, but not limited to, the tax treatment of any amounts paid under this Agreement, and neither the Company nor any of its Subsidiaries or Affiliates will have any liability under any circumstances to the Participant or any other party if the PSUs, the delivery of Shares upon vesting/settlement of the PSUs, or other payment or tax event hereunder that is intended to be exempt from, or compliant with, Code Section 409A, is not so exempt or compliant, or for any action taken by the Committee with respect thereto. Further, settlement of any portion of the PSUs that is Deferred Compensation may not be accelerated or postponed except to the extent permitted by Code Section 409A.

d)	Restriction on Transfer. PSUs may not be sold, transferred, pledged, assigned, or otherwise alienated at any time.

e)

Right of Employment. Grants of PSUs under the Plan and this Agreement do not confer upon the Participant any right to continue in the employ or service of the Employer. This Agreement will survive any termination of the Participant’s employment for any or no reason.

f)

Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

g)

Need to Accept Grant. The Participant acknowledges that this grant must be accepted within 90 days of the Grant Date in order to be eligible to receive any benefits from this grant. If this grant is not accepted within the 90-day period specified in the foregoing sentence, all benefits under this grant may be forfeited, as determined in the sole discretion of the Committee. To accept this grant, the Participant must access the www.netbenefits.com website and follow the instructions for acceptance. If this grant was distributed to the Participant via mail, the Participant must sign this Agreement and return it to the Company within 90 days.

h)

Waiver; Section Headings. Waiver of any term or condition of this Agreement by any party will not be construed as a waiver of a subsequent breach or failure of the same term or condition, or a waiver of any other term or condition of this Agreement. Any waiver must be in writing. The section headings in this Agreement are for convenience only and are not to be used in interpreting this Agreement.

i)

Severability. To the extent that the terms set forth in this Agreement or any word, phrase, clause or sentence is found to be illegal or unenforceable by a court of competent jurisdiction for any reason, such term, word, phrase, clause or sentence will be modified in such manner so as to afford the Company the fullest protection commensurate with making this Agreement, as modified, legal and enforceable under applicable laws. If, however, a court of competent jurisdiction finds that any such term, word, phrase, clause or sentence cannot be so modified and thus made enforceable, or otherwise declines for any reason to do so, such term, word, phrase, clause or sentence will be deemed severed from this Agreement and of no force and effect, and the balance of this Agreement will not be affected thereby, the balance being construed as severable and independent.

j)

Governing Law. The validity, interpretation, instruction, performance, enforcement and remedies of or relating to Section 9 of this Agreement, and the rights and obligations of the parties thereunder, will be governed by and construed in accordance with the substantive internal laws of the State of Illinois, without regard to the conflict of law principles, rules or statutes of any jurisdiction. With respect to all other Sections of this Agreement, the validity, interpretation, instruction, performance, enforcement, and remedies of or relating to those Sections, and the rights and obligations of the parties thereunder, will be governed and construed in accordance with the substantive internal laws of the State of Delaware, without regard to the conflict of law principles, rules, or statutes of any jurisdiction. The foregoing provisions of this subsection will apply irrespective of whether the Participant is a party to or bound by another restrictive covenant of any kind that may be governed by the laws of another jurisdiction (if any).

k)

Venue and Jurisdiction. Venue for any legal proceedings instituted related to this Agreement will be exclusively in the state and/or federal courts located in Cook County, Illinois, and the Participant hereby knowingly, voluntarily, and irrevocably agrees, consents, and submits to the exclusive jurisdiction and venue of such courts within the State of Illinois. The Participant further hereby knowingly, voluntarily, and irrevocably waives, and agrees not to assert, any objection, challenge or defense to such exclusive venue or jurisdiction (including, but not limited to, any defense of forum non conveniens), and further agrees not to file any claim or action related to this Agreement in any other jurisdiction or venue. The foregoing provisions of this Section 10.k) will apply irrespective of whether the Participant is a party to or bound by another restrictive covenant of any kind that may provide for or permit venue or jurisdiction with respect to such other restrictive covenant in any other court or forum (if any). If the Participant is a resident of Washington, Colorado, Minnesota, or California, then for so long as the Participant is a resident of Washington, Colorado, Minnesota, or California, this Section 10.k) will not apply.

l)

Notice. All notices given hereunder will be in writing and, if intended for Aon plc, will be addressed to it or delivered to it at its principal office in Dublin, Ireland to the attention of the General Counsel or its principal office in Chicago, Illinois to the attention of the General Counsel. If intended for the Participant, notices will be delivered personally or will be addressed (if sent by mail) to the Participant’s then current residence address as shown on the Company’s records, or to such other address as the Participant directs in a notice to the Company. All notices will be deemed to be given on the date received at the address of the addressee or, if delivered personally, on the date delivered.

m)

Compliance with Law. Notwithstanding any other provision of the Plan or this Agreement, unless there is an available exemption from any registration, qualification or other legal requirement applicable to the Shares, the Company will not be required to deliver any Shares issuable upon vesting/settlement of the PSUs prior to the completion of any registration or qualification of the Shares under any local, state, federal or foreign securities or exchange control law or under rulings or regulations of the U.S. Securities and Exchange Commission (“SEC”) or of any other governmental regulatory body, or prior to obtaining any approval or other clearance from any local, state, federal or foreign governmental agency, which registration, qualification or approval the Company will, in its absolute discretion, deem necessary or advisable. The Participant understands that the Company is under no obligation to register or qualify the Shares with the SEC or any state or foreign securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the Shares. Further, the Participant agrees that the Company will have unilateral authority to amend the Plan and this Agreement without the Participant’s consent to the extent necessary to comply with securities or other laws applicable to issuance of Shares.

n)

No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan, or the acquisition or sale of the underlying Shares. The Participant should consult with the Participant’s own personal tax, legal and financial advisors regarding the Participant’s participation in the Plan and execution of this Agreement, before executing this Agreement or otherwise taking any action at any time related to the Plan.

o)

Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Participant’s participation in the Plan, on the PSUs and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign or accept any additional agreements or undertakings that may be necessary to accomplish the foregoing.

IN WITNESS WHEREOF, the parties have accepted this Agreement as of the date hereof.

AON PLC

/s/ Lisa Stevens
Lisa Stevens
Chief Administrative Officer

/s/ Gregory C. Case	December 31, 2025
Gregory C. Case (Participant)	Date

APPENDIX A